Exhibit 10.3

Dominion Homes, Inc. Amended 2006 Director Compensation Plan

1.	$40,000 annual fee for each outside director ($10,000 per quarter)

2.	Additional $5,000 annual fee for each Audit Committee member (other than Audit Committee Chair) and each committee Chair (other than Audit Committee Chair) ($1,250 per quarter)

3.	Additional $10,000 annual fee for Audit Committee Chair ($2,500 per quarter)

4.	Each outside director also receives, on the first day after the annual meeting, a grant of non-qualified stock options to purchase 2,500 common shares at an exercise price equal to the fair market value of the common shares on the date of grant.

Director and Committee Fees shall be paid quarterly in advance.

Beginning in the third quarter of 2006, directors shall receive at least 50% of their director and committee fees otherwise payable to them in common shares of the Company (“Whole Shares”) under the Company’s Amended and Restated 2003 Stock Option and Incentive Equity Plan, and may elect to receive up to 100% of their director and committee fees in Whole Shares. The Compensation Committee may, from time to time, increase or decrease the percentage of director fees payable in Whole Shares.